Exhibit 10.1

Searchlight III CVL, L.P.

745 Fifth Avenue, 27th Floor

New York, NY 10151

October 15, 2023

Consolidated Communications Holdings, Inc.

350 S. Loop 336 W

Conroe, Texas 77304

Ladies and Gentleman:

This letter agreement (this “Agreement”) is entered into as of October 15, 2023 by and between Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), and Searchlight III CVL, L.P.,  a Delaware limited partnership (the “Stockholder”). Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), entered into concurrently herewith, by and among the Company, Condor Holdings LLC, a Delaware limited liability company (“Parent”), and Condor Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement.

In connection with the Merger Agreement, and in consideration of the respective covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Other than with the consent of the Company Special Committee, and for the avoidance of doubt without limiting the rights of Parent and Merger Sub under the Merger Agreement, at the Company Meeting (and at every adjournment or postponement thereof) the Stockholder shall vote, or shall cause to be voted, all of the Shares held by the Stockholder or by Searchlight Capital Partners, L.P. at that time (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and (ii) in favor of the approval of any proposal to adjourn the meeting to a later date, if there is not a quorum or sufficient affirmative votes (in person or by proxy) to obtain the Requisite Company Stockholder Approval on the date on which such meeting is held. The Stockholder shall be permitted to transfer any Shares held by the Stockholder from time to time; provided that, prior to and as a condition to the effectiveness of any such transfer, the transferee executes and delivers to the Company a joinder to this Agreement (in form and substance reasonably acceptable to the Company). If the Merger Agreement is terminated for any reason in accordance with the terms thereof, then this Agreement shall automatically terminate concurrently therewith.

The provisions of Section 9.1 through Section 9.14 and Section 9.16 of the Merger Agreement shall apply to this Agreement, mutatis mutandis; provided that notices, demands and communications to the Stockholder shall be sent to the address set forth below, unless another address has been previously specified in writing by the Stockholder:

If to the Stockholder:

Searchlight III CVL, L.P.

c/o Searchlight Capital Partners, L.P.

745 5th Avenue – 27th Floor

New York, NY 10151

Attention:	Nadir Nurmohamed
Timothy Austin
Email:	nnurmohamed@searchlightcap.com
taustin@searchlightcap.com

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Steven A. Cohen
Victor Goldfeld
Email:	SACohen@wlrk.com
VGoldfeld@wlrk.com

[The remainder of this page is intentionally left blank.]

Sincerely,

Searchlight III CVL, L.P.
By Searchlight III CVL GP, LLC, its general partner

/s/ Andrew Frey
Name:	Andrew Frey
Title:	Authorized Person

[Signature Page to Voting Letter Agreement]

ACKNOWLEDGED AND AGREED:

Consolidated Communications Holdings, Inc.

/s/ C. Robert Udell, Jr.
Name:	C. Robert Udell, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Voting Letter Agreement]